UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2023

Korro Bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39062	47-2324450
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square, Building 600-700, Suite 6-401, Cambridge, MA	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 468-1999

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	KRRO	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2023, we entered into a new employment agreement with Ram Aiyar, Ph.D., our President and Chief Executive Officer and principal executive officer, and on November 8, 2023, we entered into a new employment agreement with Vineet Agarwal, our Treasurer and Chief Financial Officer and principal financial officer and principal accounting officer.

These new employment agreements provide for substantially the same compensation as each officer’s respective prior offer letters. As previously disclosed in our proxy statement/prospectus dated September 29, 2023 and filed with the Securities and Exchange Commission, or SEC, pursuant to Rule 424(b), we entered into the new employment agreements with each of Mr. Agarwal and Dr. Aiyar, along with our other executive officers, to provide enhanced severance pay and benefits in the event the executive’s employment is terminated by us without cause or the executive resigns for good reason, in each case, within the change in control period, as defined in such new employment agreements.

Under Dr. Aiyar’s new employment agreement, he has an initial annual base salary of $498,487, an initial target bonus opportunity equal to 45% of his base salary and continues to remain eligible for equity grants under our equity incentive plans, and continues to be eligible to participate in our employee benefit plans generally. Under Mr. Agarwal’s new employment agreement, he has an initial annual base salary of $426,483, an initial target bonus opportunity equal to 35% of his base salary and continues to remain eligible for equity grants under our equity incentive plans, and continues to be eligible to participate in our employee benefit plans generally.

The new employment agreements provide that in the event the executive is terminated without “cause” or he resigns for “good reason” (as such terms are defined therein), in each case, outside of the change in control period (which runs from the three months prior to 12 months following a change in control, as “change in control” is defined in the therein), in each cash subject to signing and complying with a separation agreement and release, then the executive will be entitled to the following severance benefits: for Dr. Aiyar, (i) 12 months of his then-current base, plus (ii) a pro rata target bonus for the year of termination, without regard to whether the metrics have been established or achieved for such year, and (iii) up to 12 months of COBRA health coverage; and for Mr. Agarwal, (i) nine months of his then-current base, plus (ii) a pro rata target bonus for the year of termination, without regard to whether the metrics have been established or achieved for such year, and (iii) up to nine months of COBRA health coverage.

The new employment agreements provide enhanced severance pay and benefits in the event the executive’s employment is terminated by us without cause or the executive resigns for good reason, in each case, within the change in control period. Such enhanced severance pay and benefits consist of (i) a lump sum cash payment equal to the sum of (A) 12 months (18 months for Dr. Aiyar) of the executive’s then-current base salary (or the base salary in effect immediately prior to the change in control, if higher) plus (B) 1.0 times (1.5 times for Dr. Aiyar) the executive’s target annual bonus for the then current year, without regard to whether the metrics have been established or achieved for such year, (ii) up to 12 months (18 months for Dr. Aiyar) of COBRA health coverage, and (iii) accelerated vesting of the then-outstanding and unvested portion of the executive’s stock options and other stock-based awards that are subject solely to time-based vesting (and, for Dr. Aiyar, any stock options and other stock-based awards that were granted to him prior to the effective date of his new employment agreement and that are subject to performance-based vesting). The severance pay and benefits described in this paragraph are subject to the executive’s delivery of and compliance with a fully effective release of claims.

The payments and benefits under the new employment agreements in connection with a change in control may not be eligible for federal income tax deduction for us pursuant to Section 280G of the Internal Revenue Code of 1986, as amended, or the Code. These payments and benefits may also be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to the executive in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to him.

The foregoing description of the new employment agreements does not purport to be complete and is qualified in its entirety by the full text of such agreements, which are filed hereto as Exhibit 10.1 and Exhibit 10.2 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1+	Employment Agreement, dated as of November 10, 2023, by and between Korro Bio, Inc. and Ram Aiyar, Ph.D.

10.2+	Employment Agreement, dated as of November 8, 2023, by and between Korro Bio, Inc. and Vineet Agarwal

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KORRO BIO, INC.

Date: November 14, 2023	By:	/s/ Ram Aiyar
	Name:	Ram Aiyar
	Title:	President and Chief Executive Officer